Exhibit 99.2

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

For Immediate Release

Clean Energy Fuels Announces Amendment and Exercise
of Series I Common Stock Warrant

Seal Beach, Calif., November 10, 2010, — Clean Energy (Nasdaq: CLNE) today announced that it has entered into an amendment to a Series I warrant to purchase 1,183,712 shares of its common stock.  Such warrant was originally issued in connection with Clean Energy’s registered direct securities offering, which closed on November 3, 2008.  Pursuant to the warrant amendment, the expiration date of the warrant was changed to November 10, 2010 and, in consideration of the modification to the expiration date, Clean Energy agreed to pay the warrant holder approximately $3.2 million.  Clean Energy has received notice that the warrant will be exercised in full and expects to issue 1,183,712 shares of common stock, for an aggregate exercise price of approximately $15.0 million, to the warrant holder.

About Clean Energy Fuels

Clean Energy is the largest provider of natural gas fuel for transportation in North America and a global leader in the expanding natural gas vehicle market. It has operations in CNG and LNG vehicle fueling, construction and operation of CNG and LNG fueling stations, biomethane production, vehicle conversion and compressor technology.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of federal securities laws. Clean Energy cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause actual events to differ materially from those predicted in such forward-looking statements include market conditions and potential fluctuations in the price of Clean Energy’s common stock. Additional factors that could cause actual events to differ from those predicted in such forward-looking statements are identified in the preliminary prospectus supplement and Clean Energy’s other filings with the SEC that are incorporated by reference into the preliminary prospectus supplement, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, each of which is filed with the SEC (copies of which may be obtained at the SEC’s website at: http://www.sec.gov).  Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Clean Energy disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contact:

For Clean Energy Fuels Corp.

Investor Contact

Ina McGuinness, 310/954-1100

ina@mcguinnessir.com